SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

USG Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3329400
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check thefollowing box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Preferred Stock Purchase Rights	Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On March 22, 2013, the Board of Directors (the “Board”) of USG Corporation (the “Company”) approved Amendment No. 2, dated as of March 22, 2013 (the “Amendment”), to the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), by and between the Company and Computershare Investor Services, LLC, as rights agent (predecessor-in-interest to Computershare Trust Company, N.A.). Among other things, the Amendment reduces, until March 22, 2016 (or such earlier time that the Board determines that no Tax Benefits (as defined in the Amendment) may be carried forward or that the Rights Agreement is no longer necessary for the protection of Tax Benefits), the threshold at which a person or group becomes an “Acquiring Person” under the Rights Agreement from 15% to 4.9% of the Company’s outstanding common shares. The Rights Agreement, as amended, provides that any stockholder whose beneficial ownership as of 4:00 p.m., New York City time, on March 22, 2013 met or exceeded 4.9% of the Company’s then-outstanding common shares will not be deemed to be an “Acquiring Person” so long as such stockholder does not thereafter acquire any additional common shares, other than in certain specified exempt transactions. Common shares that otherwise would be deemed to be “beneficially owned” under the Rights Agreement by reason of ownership of convertible debt of the Company are disregarded during the period in which the trigger is reduced to 4.9%.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as an exhibit hereto and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amendment No. 2 to Rights Agreement, dated as of March 22, 2013, between USG Corporation and Computershare Trust Company, N.A., as rights agent (successor-in-interest to Computershare Investor Services LLC).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President, General
Counsel and Secretary

Date: March 22, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amendment No. 2 to Rights Agreement, dated as of March 22, 2013, between USG Corporation and Computershare Trust Company, N.A., as rights agent (successor-in-interest to Computershare Investor Services LLC).

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